EXHIBIT 99.4

2014 EAGLE FORD ACQUISITION PROPERTIES

Statements of Revenues and Direct Operating Expenses

Years Ended December 31, 2013 and 2012

and

Nine Months Ended September 30, 2014 and 2013 (Unaudited)

EAGLE FORD acquisition properties

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Statements of Revenues and Direct Operating Expenses of the 2014 Eagle Ford Acquisition Properties for the years ended December 31, 2013 and 2012 and for the nine months ended September 30, 2014 and 2013 (Unaudited)	2

Notes to Statements of Revenues and Direct Operating Expenses of the 2014 Eagle Ford Acquisition Properties	3

Supplemental Oil and Gas Reserve Information (Unaudited)	4

Report of Independent Registered Public Accounting Firm

To the Members of

Sabine River Energy, LLC

We have audited the accompanying statements of revenues and direct operating expenses of the 2014 Eagle Ford Acquisition Properties for the years ended December 31, 2013 and 2012. These financial statements are the responsibility of Sabine River Energy, LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the 2014 Eagle Ford Acquisition Properties described in Note 1 for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the 2014 Eagle Ford Acquisition Properties.

Hein & Associates LLP

Houston, Texas

September 16, 2014

2014 EAGLE FORD ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2014	2013	2013	2012
	(Unaudited)
Oil and gas revenues
Oil	$13,776,222	$15,248,202	$18,230,166	$11,350,494
Natural gas and natural gas liquids	785,944	466,641	642,964	322,081
	14,562,166	15,714,843	18,873,130	11,672,575
Direct operating expenses
Production costs:
Lease operating expense	1,351,421	1,457,776	1,811,836	777,758
Severance taxes	690,951	735,187	884,760	546,270
Re-engineering and workovers	49,750	74,740	87,700	39,116
Exploration expense	-	-	259,740	-
	2,092,122	2,267,703	3,044,036	1,363,144

Excess of revenues over direct operating expenses	$12,470,044	$13,447,140	$15,829,094	$10,309,431

See Notes to Statements of Revenues and Direct Operating Expenses

2014 Eagle Ford Acquisition Properties

Notes to Statements of Revenues and Direct Operating Expenses

Note 1—Properties and Basis of Presentation

The accompanying statements represent the interests in the revenues and direct operating expenses of the oil and natural gas producing properties to be acquired by Sabine River Energy, LLC (“Sabine”) and Earthstone Energy, Inc. (“Earthstone”). Sabine is currently a subsidiary of Oak Valley Resources, LLC (“Oak Valley”).  In the Exchange Agreement between Oak Valley and Earthstone, which for accounting purposes is characterized as a reserve merger, Oak Valley will exchange its membership interest in Sabine and two other subsidiaries for approximately 9,124,000 common shares of Earthstone stock. Upon the closing of the merger the seller, Flatonia Energy, LLC (“Flatonia”), will receive approximately 2,958,000 shares of common stock in Earthstone in exchange for approximately 28.57% of the interests held by Flatonia in the properties jointly acquired by Oak Valley and Flatonia in 2013. Oak Valley and one of its subsidiaries is current operator of the majority of these properties. The effective date of the Contribution is July 1, 2014. The properties are referred to herein as the “2014 Eagle Ford Acquisition Properties” and are located in the Fayette and Gonzales counties in Texas.

The statements of revenues and direct operating expenses have been derived from Halcón Resources Corporation’s and Oak Valley Resource’s historical financial records and prepared on the accrual basis of accounting. Revenues and direct operating expenses relate to the historical net revenue interests and net working interests to be acquired by Sabine and Earthstone. Oil, natural gas and natural gas liquids revenues are recognized on the sales method when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease operating expenses, production and ad valorem taxes, transportation and all other direct operating costs associated with the properties. Direct operating expenses do not include corporate overhead, interest expense and income taxes.

The statements of revenues and direct operating expenses are not indicative of the financial condition or results of operations of the 2014 Eagle Ford Acquisition Properties going forward due to the omission of various operating expenses. During the periods presented, the 2014 Eagle Ford Acquisition Properties were not accounted for by Halcón or Oak Valley as a separate business unit. As such, certain costs, such as depreciation, depletion and amortization of oil and gas properties, accretion of asset retirement obligations, general and administrative expenses, interest expense and income taxes were not allocated to the 2014 Eagle Ford Acquisition Properties.

The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Note 2—Omitted Financial Information

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information was not available on a property-by-property basis, nor is it practicable to obtain such information in these circumstances. Historically, no allocation of general and administrative, interest expense, corporate taxes, accretion of asset retirement obligations, and depreciation, depletion and amortization of oil and gas properties was made to the 2014 Eagle Ford Acquisition Properties. Accordingly, the statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-01 and Rule 3-02 of the Securities and Exchange Commission’s Regulation S-X.

Supplemental Oil and Gas Reserve Information (Unaudited)

Oil and Gas Reserve Information

The following tables summarize the net ownership interests in estimated quantities of proved, proved developed and proved undeveloped (“PUD”) oil and natural gas reserves of the 2014 Eagle Ford Acquisition Properties for the periods indicated, estimated by Oak Valley’s petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the periods indicated. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

		Natural Gas
		and Natural
	Oil	Gas Liquids	Total
	(Bbl)	(Mcf)	(BOE) (1)
Balance - January 1, 2012	518,871	387,622	583,475

Extension and discoveries	1,875,449	1,400,601	2,108,883
Production	(116,213)	(63,908)	(126,864)
Revision to previous estimates	(76,147)	(84,582)	(90,242)

Balance - December 31, 2012	2,201,960	1,639,733	2,475,252

Extension and discoveries	2,463,433	1,928,597	2,784,866
Production	(176,970)	(131,891)	(198,952)
Revision to previous estimates	(795,604)	(303,973)	(846,266)

Balance - December 31, 2013	3,692,819	3,132,466	4,214,900

Proved developed reserves
December 31, 2012	978,157	783,966	1,108,821
December 31, 2013	712,320	783,803	842,957

Proved undeveloped reserves
December 31, 2012	1,223,803	855,767	1,366,431
December 31, 2013	2,980,499	2,348,663	3,371,943

(1)	Barrel of oil equivalent (BOE); assumes a ratio of 6 MCF of natural gas per barrel of oil

In 2012, the revision decrease in estimated oil, natural gas and natural gas liquids was 90,242 BOE; this downward revision resulted from removal of several PUD wells that were determined to be uneconomic based on well performance data from offsetting wells. In 2013, the revision decrease in estimated oil, natural gas and natural gas liquids was 846,266 BOE; this downward revision resulted from removal of several PUD wells that were determined to be uneconomic based on well performance data from offsetting wells.

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Supplemental Oil and Gas Reserve Information (Unaudited)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves.

The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows of the 2014 Eagle Ford Acquisition Properties in accordance with ASC 932, Extractive Activities—Oil and Gas and based on oil and natural gas reserve and production volumes. Future cash inflows as of December 31, 2013 and 2012 were computed by applying average fiscal-year prices (calculated as the unweighted arithmetic average of the first-day-of-the-month oil and gas prices for each month within the 12-month period ended December 31, 2013 and 2012) to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming the continuation of existing economic conditions. Price changes based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the ASC 932, a discount rate of 10% is applied to the annual future net cash flows.

The prices, calculated as described above, were $96.94 per barrel of oil and $3.67 per MMBtu of natural gas at December 31, 2013 and $94.71 per barrel of oil and $2.75 per MMBtu of natural gas at December 31, 2012. The prices were based on index prices, which have been adjusted for historical average location and quality differentials. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs resulting in net cash flow before tax. Future income tax expense was estimated based on an estimated effective tax rate of 35.8%.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

	December 31,
	2013	2012
Future cash inflows	$373,051,946	$235,731,250
Future production costs	(90,164,203)	(51,564,134)
Future development costs	(121,785,001)	(47,764,350)
Future income tax	(22,190,523)	(25,257,228)

Future net cash flows	138,912,219	111,145,538

10% annual discount for estimated timing of cash flows	(84,882,270)	(58,289,448)

Standardized measure of discounted future cash flows	$54,029,949	$52,856,090

Supplemental Oil and Gas Reserve Information (Unaudited)

Changes in the Standardized Measure are as follows:

	December 31,
	2013	2012
Beginning of the year	$52,856,090	$13,819,159

Sales of oil and gas produced, net of production costs	(16,088,834)	(10,309,431)
Net changes in prices and production costs	(6,991,114)	54,380
Extensions, discoveries and improved recoveries	27,848,141	52,708,180
Previously estimated development cost incurred during the period	2,902,671	5,600,000
Net changes in future development costs	4,722	-
Revision of previous quantity estimates	(17,970,199)	(2,137,259)
Accretion of discount	8,193,794	1,381,916
Net change in income tax	3,818,398	(12,226,941)
Changed in timing of estimated cash flows and others	(543,720)	3,966,086

End of the year	$54,029,949	$52,856,090